(As filed December 12, 2000)
                                                                File No. 70-9377

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     POS-AMC

                         Post-Effective Amendment No. 4
                                       to
                                    FORM U-1
                           APPLICATION OR DECLARATION
                                    UNDER THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                            INTERSTATE POWER COMPANY
                                1000 Main Street
                                  P.O. Box 769
                            Dubuque, Iowa 52004-07691

           (Names of companies filing this statement and addresses of principal executive offices)

               ---------------------------------------------------

                           ALLIANT ENERGY CORPORATION

                 (Name of top registered holding company parent)

              ----------------------------------------------------

                                Edward M. Gleason
                         Vice President - Treasurer and
                               Corporate Secretary
                           Alliant Energy Corporation
                           222 West Washington Avenue
                          Madison, Wisconsin 53703-0192

                     (Name and address of agent for service)

              ----------------------------------------------------

      The Commission is requested to send copies of all notices, orders and communications in connection with this Application or Declaration to:

      Barbara J. Swan, General Counsel         William T. Baker, Jr., Esq.
        Alliant Energy Corporation               Thelen Reid & Priest LLP
        222 West Washington Avenue                  40 West 57th Street
       Madison, Wisconsin 53703-0192             New York, New York 10019

     Post-Effective Amendment No. 1 to the Application/Declaration in this proceeding, as filed September 14, 2000, as amended by Post-Effective Amendment No. 2, as filed on October 17, 2000, and Post-Effective Amendment No. 3, as filed on November 16, 2000, is hereby further amended as follows:

ITEM 3 - APPLICABLE STATUTORY PROVISIONS, is amended to read as follows:
         -------------------------------

          3.1  General. Sections 6(a), 7 and 32(h) of the Act and Rule 54
               -------
thereunder are applicable to the proposed issuance of the First Mortgage Bonds, Senior Debentures, and Subordinated Debentures, to the guarantees and other forms of credit support issued with respect to the Tax-Exempt Bonds, and to the issuance of any promissory notes by IPC to evidence borrowings of the proceeds of the Tax-Exempt Bonds.

          3.2  Rule 54 Analysis. The transactions proposed herein are also
               ----------------
subject to Section 32(h)(4) of the Act and Rule 54 thereunder. Rule 54 provides that, in determining whether to approve any transaction that does not relate to an "exempt wholesale generator" ("EWG") or "foreign utility company" ("FUCO"), as defined in Sections 32 and 33, respectively, the Commission shall not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or FUCO upon the registered holding company system if paragraphs (a), (b) and (c) of Rule 53 are satisfied.

          Alliant Energy is in compliance with all requirements of Rule 53(a). Alliant Energy's "aggregate investment" (as defined in Rule 53(a)(1)(i)) in all EWGs and FUCOs at September 30, 2000 was $201.7 million, or about 16% of Alliant Energy's "consolidated retained earnings" ($1,263.4 million for the four quarters ended September 30, 2000 as defined in Rule 53(a)(1)(ii), and including Alliant Energy's accumulated other comprehensive income). In addition, Alliant Energy has complied and will comply with the record-keeping requirements of Rule 53(a)(2), the limitation under Rule 53(a)(3) on the use of the personnel of


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


Alliant Energy's domestic public utility subsidiaries to render services to EWGs and FUCOs, and the requirements of Rule 53(a)(4) concerning the submission of copies of certain filings under the Act to retail regulatory commissions. Finally, none of the circumstances described in Rule 53(b) has occurred or is continuing. Accordingly, Rule 53(c) is by its terms inapplicable.

                                   SIGNATURES

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned company has duly caused this Post-Effective Amendment filed herein to be signed on its behalf by the undersigned thereunto duly authorized.

                                        INTERSTATE POWER COMPANY

                                        By: /s/ Edward M. Gleason
                                           ------------------------------------
                                        Name:  Edward M. Gleason
                                        Title: Vice President - Treasurer and
                                               Corporate Secretary

Date:  December 12, 2000


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